                          PART II:  OTHER INFORMATION
                  EXHIBIT 11:  EARNINGS PER SHARE CALCULATION
             (IN THOUSANDS OF DOLLARS - EXCEPT PER SHARE AMOUNTS)



Computation of Net Income Per Share

                                          Three months
                                              ended
                                            March 31,
                                              1997
                                          ------------

Net income                                      $4,182

Primary and fully diluted net income             4,182
                                               -------

Weighted average shares outstanding              9,450

Dilutive common stock equivalents for
 primary net income per share                      386
                                               -------

Weighted average shares and common
 equivalent shares outstanding for
 primary net income per share                    9,836


Additional equivalent shares assuming
 full dilution                                     (70)
                                               -------

Weighted average shares and common
 equivalent shares for fully diluted
 net income per share                            9,766
                                               =======

Primary net income per share                    $ 0.43
                                               =======

Fully diluted net income per share              $ 0.43
                                               =======